EXHIBIT 16-1
CATURANO AND COMPANY

September 27, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read the first five paragraphs included in Item 4.01 of Form 8-K of Spire Corporation dated September 27, 2010, expected to be filed with the Securities and Exchange Commission on September 27, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ Caturano and Company, Inc.

Caturano and Company, Inc.
Boston, Massachusetts